Exhibit No. 10.7

BEST BUY CO., INC.

LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Award Date: October 18, 2007

The Award.  As of the Award Date set forth in the Award Notification accompanying this award, Best Buy Co., Inc. (“Best Buy”) grants to you an option to purchase the number of shares of Best Buy common stock set forth in such Award Notification (the “Option”) at the option price per share set forth in such Award Notification, and/or a mix of long-term incentive award alternatives you have selected, including (i) a number of performance shares of Best Buy common stock (the “Performance Shares”), (ii) a number of restricted shares of Best Buy common stock (the “Restricted Shares”), and/or (iii) a number of performance units to be paid in cash (the “Performance Units”) as set forth in such Award Notification, on the terms and conditions contained in this Long-Term Incentive Program Award Agreement (this “Agreement”) and the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”).  Capitalized terms not defined in the body of this Agreement are defined in the Addendum.

Option

Duration and Exercisability of Option.  You may not exercise any portion of the Option prior to one year from the Award Date, and the Option expires 10 years after the Award Date (the “Expiration Date”).  You may exercise the Option in cumulative installments of 25% on and after each of the first four anniversaries of the Award Date.  The entire Option will vest earlier and become exercisable upon your Qualified Retirement, Disability or death or if, within 12 months following a Change of Control, your employment is terminated without Cause or you terminate your employment for Good Reason.  The Option may only be exercised by you during your lifetime, and may not be assigned or transferred other than by will or the laws of descent and distribution.

Exercise and Tax Withholding.  The Option may be exercised in whole or in part by notice to Best Buy (through the Plan administrator or other means as shall be specified by Best Buy from time-to-time) stating the number of shares to be purchased under the Option and the method of payment.  The notice must be accompanied by payment in full of the exercise price for all shares designated in the notice.  Payment of the exercise price may be made by cash, check or delivery of previously owned shares of stock having a Fair Market Value (as defined in the Plan) on the date of exercise equal to the exercise price, or a combination thereof.  The Option will not be eligible for treatment as a qualified or incentive stock option for federal income tax purposes.  You are liable for any federal and state income or other taxes applicable upon the grant or exercise of the Option or the disposition of the underlying shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon exercise of the Option, Best Buy will withhold from the shares that would otherwise be delivered to you a number of shares having a fair market value equal to the amount of all applicable taxes required by Best Buy to be withheld or collected upon the exercise of the Option, unless your notice of exercise indicates your desire to satisfy such withholding obligations through the payment of cash or the delivery of previously acquired shares of Best Buy common stock, and such cash or shares are delivered to Best Buy promptly thereafter.  You have no rights in the shares subject to the Option until such shares are received upon exercise of the Option.

Retirement, Disability, Death or Termination.  Upon your Qualified Retirement, you will have one year from the effective date of your retirement to exercise the Option.  If you die while employed, the representative of your estate or your heirs will have one year from the date of your death to exercise the Option.  If you become Disabled, you will have one year from the effective date of such classification to exercise the Option.  If your employment is terminated by Best Buy or an Affiliate without Cause or if you resign or otherwise voluntarily terminate your employment with Best Buy or an Affiliate, you will have 60 days from the date of your termination to exercise the Option, to the extent the Option had vested as of your termination date.  In no case, however, may the Option be exercised after the Expiration Date.  The Option may not be exercised following termination of employment for Cause.

Performance Shares

Restricted Period.  The Performance Shares are subject to the restrictions contained in this Agreement and the Plan during the period (for purposes of this Section III, the “Restricted Period”) beginning on the Award Date and ending on February 26, 2011, subject to the provisions of Section 3.3 below.  The restrictions will lapse and the Performance Shares will become transferable and non-forfeitable as of February 26, 2011 if the Vesting Criteria set forth in the attached Vesting Criteria Schedule have been met.  If the Vesting Criteria are not met as of such date, your rights to some or all of the Performance Shares, as set forth in the Vesting Criteria Schedule, will be immediately forfeited.  The Committee will determine in its sole discretion whether the Vesting Criteria are met, upon which the Performance Shares will be issued in your name no later than 75 days after the end of the Restricted Period, either by book-entry registration or issuance of a stock certificate.  If the Performance Shares are issued prior to the end of the Restricted Period, the stock certificate will be held by Best Buy, and may bear an appropriate legend referring to the restrictions applicable to the Performance Shares.

Restrictions.  The Performance Shares are subject to the following restrictions during the Restricted Period:

The Performance Shares are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

The Performance Shares may not be sold, assigned, transferred or pledged during the Restricted Period.  You may not transfer the right to receive the Performance Shares, other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

Forfeiture/Acceleration.  Upon your Qualified Retirement prior to February 26, 2011, the Restricted Period will continue and the Performance Shares will not be issued until such date as the Committee determines in its sole discretion whether and to what extent the Vesting Criteria set forth in the Vesting Criteria Schedule have been met, as set forth in Section 3.1 above.   If your employment is terminated by reason of death or you become Disabled prior to February 26, 2011, the restrictions will lapse and the Performance Shares will be issued and become non-forfeitable and transferable as of the date of such termination in the same amount as if the performance goals had been achieved such that 100% of the Performance Shares had been earned through the date of termination.  If, prior to February 26, 2011 and within 12 months following a Change in Control, your employment is terminated without Cause or you terminate your employment for Good Reason, the restrictions will lapse and the Performance Shares will be issued and become non-forfeitable and transferable as of the date of such termination in the same amount as if the performance goals had been achieved such that 100% of the Performance Shares had been earned through the date of termination.  If your employment is terminated prior to February 26, 2011 for any other reason, your rights to all of the Performance Shares will be immediately and irrevocably forfeited.

Rights.  Until issuance of the Performance Shares, you will not have any rights of a shareholder with respect to the Performance Shares.  Upon issuance of the Performance Shares, you will, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Performance Shares, unless and until the Performance Shares are forfeited, except that you will not have the right to vote the Performance Shares during the Restricted Period.  Any dividends or other distributions (whether cash, stock, or otherwise) paid on the Performance Shares during the Restricted Period will be held by Best Buy until the end of the Restricted Period, at which time Best Buy will pay you all such dividends and other distributions less any applicable tax withholding amounts.  If the Performance Shares are forfeited as described in Section 3.3 of this Agreement, then all rights to such payments will also be forfeited.

Income Taxes.  You are liable for any federal and state income or other taxes applicable upon the grant of the Performance Shares if you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the date of grant, or upon the lapse of the restrictions on the Performance Shares, and the subsequent disposition of the Performance Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon the lapse of the restrictions on the Performance Shares, Best Buy will withhold from the Performance Shares the number of Performance Shares having a fair market value equal to the amount of all applicable taxes required by Best Buy to be withheld upon the lapse of the restrictions on the Performance Shares.

Restricted Shares

Restricted Period.  The Restricted Shares are subject to the restrictions contained in this Agreement and the Plan during the period (for purposes of this Section IV, the “Restricted Period”) beginning on the Award Date and ending on

February 26, 2011, subject to the provisions of Section 4.3 below.  The restrictions will lapse and the Restricted Shares will become transferable and non-forfeitable as of February 26, 2011 if the Vesting Criteria set forth in the attached Vesting Criteria Schedule have been met.  If the Vesting Criteria are not met as of such date, your rights to some or all of the Restricted Shares, as set forth in the Vesting Criteria Schedule, will be immediately forfeited.  The Committee will determine in its sole discretion whether the Vesting Criteria are met, upon which the Restricted Shares will be issued in your name no later than 75 days after the end of the Restricted Period, either by book-entry registration or issuance of a stock certificate.  If the Restricted Shares are issued prior to the end of the Restricted Period, the stock certificate will be held by Best Buy, and may bear a legend referring to the restrictions applicable to the Restricted Shares.

Restrictions.  The Restricted Shares are subject to the following restrictions during the Restricted Period:

The Restricted Shares are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

The Restricted Shares may not be sold, assigned, transferred or pledged during the Restricted Period.  You may not transfer the right to receive the Restricted Shares, other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

Forfeiture/Acceleration.  Upon your Qualified Retirement prior to February 26, 2011, the Restricted Period will continue and the Restricted Shares will not be issued until such date as the Committee determines in its sole discretion whether and to what extent the Vesting Criteria set forth in the Vesting Criteria Schedule have been met, as set forth in Section 4.1 above.  If your employment is terminated by reason of death or you become Disabled prior to February 26, 2011, the restrictions will lapse and the Restricted Shares will be issued and become non-forfeitable and transferable as of the date of such termination in the same amount as if the performance goals had been achieved such that 100% of the Restricted Shares had been earned through the date of termination.  If, prior to February 26, 2011 and within 12 months following a Change in Control, your employment is terminated without Cause or you terminate your employment for Good Reason, the restrictions will lapse and the Restricted Shares will become non-forfeitable and transferable as of the date of such termination in the same amount as if the performance goals had been achieved such that 100% of the Restricted Shares had been earned through the date of termination.  If your employment is terminated prior to February 26, 2011 for any other reason, your rights to all of the Restricted Shares will be immediately and irrevocably forfeited.

Rights.  Until issuance of the Restricted Shares, you will not have any rights of a shareholder with respect to the Restricted Shares.  Upon issuance of the Restricted Shares, you will, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Restricted Shares, unless and until the Restricted Shares are forfeited, except that you will not have the right to vote the Restricted Shares during the Restricted Period.  Any dividends or other distributions (whether cash, stock, or otherwise) paid on the Restricted Shares during the Restricted Period will be held by Best Buy until the end of the Restricted Period, at which time Best Buy will pay you all such dividends and other distributions less any applicable tax withholding amounts.  If the Restricted Shares are forfeited as described in Section 4.3 of this Agreement, then all rights to such payments will also be forfeited.

Income Taxes.  You are liable for any federal and state income or other taxes applicable upon the grant of the Restricted Shares if you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the date of grant, or upon the lapse of the restrictions on the Restricted Shares, and the subsequent disposition of the Restricted Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon the lapse of the restrictions on the Restricted Shares, Best Buy will withhold from the Restricted Shares the number of Restricted Shares having a fair market value equal to the amount of all applicable taxes required by Best Buy to be withheld upon the lapse of the restrictions on the Restricted Shares.

Performance Units

Restricted Period.  The Performance Units are subject to the restrictions contained in this Agreement and the Plan during the period (for purposes of this Section V, the “Restricted Period”) beginning on the Award Date and ending on February 26, 2011, subject to the provisions of Section 5.4 below.  The restrictions will lapse and the Performance Units will become non-forfeitable as of February 26, 2011 if the Vesting Criteria set forth in the attached Vesting Criteria Schedule have been met.  If the Vesting Criteria are not met as of such date, your rights to some or all of the cash value of the Performance Units, as set forth in the Vesting Criteria Schedule, will be immediately forfeited.  The Committee will determine in its sole discretion whether the Vesting Criteria are met.

Payment.  Subject to the provisions of Section 5.4 of this Agreement, the Performance Units shall be paid in cash at the end of the Restricted Period, with each payment occurring as soon as practicable after the Committee determines, in its discretion after the end of the Restricted Period, whether and to what extent the performance goals have been achieved in accordance with the terms set forth in the Vesting Criteria Schedule, but in all cases within 75 days after the end of the Restricted Period.

Restrictions.  The Performance Units are subject to the following restrictions during the Restricted Period:

The Performance Units, and the right to receive the cash payment, is subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

The Performance Units, and the right to receive the cash payment, may not be sold, assigned, transferred or pledged during the Restricted Period.  You may not transfer the Performance Units or the right to receive the cash payment, other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

Forfeiture/Early Payment.  Upon your Qualified Retirement prior to February 26, 2011, the Restricted Period will continue and cash payment on the Performance Units will not be made until such date as the Committee determines in its sole discretion whether and to what extent the Vesting Criteria set forth in the Vesting Criteria Schedule have been met, as set forth in Section 5.1 above.  If your employment is terminated by reason of death or you become Disabled prior to February 26, 2011, the restrictions will lapse and you or your estate shall be entitled to receive a cash payment of the Performance Units in the same amount as if the performance goals had been achieved such that 100% of the value of the Performance Units had been earned through the date of termination, to be paid as soon as soon as practicable, but in all cases within 75 days after the date of termination.  If, prior to February 26, 2011 and within 12 months following a Change in Control, your employment is terminated without Cause or you terminate your employment for Good Reason, the restrictions will lapse and you shall be entitled to receive a cash payment of the Performance Units in the same amount as if the performance goals had been achieved such that 100% of the value of the Performance Units had been earned through the date of termination, to be paid as soon as soon as practicable, but in all cases within 75 days after the date of termination.  If your employment is terminated prior to February 26, 2011 for any other reason, your rights to all of the Performance Units, and the right to receive the cash payment, will be immediately and irrevocably forfeited.

Income Taxes.  Best Buy shall have the right to deduct from all payments made under this Agreement any federal, state, or local taxes required by law to be withheld with respect to such payments.

Confidentiality.  In consideration of the Option and the Performance Shares, Restricted Shares and/or Performance Units, you acknowledge that Best Buy operates in a competitive environment and that Best Buy has a substantial interest in protecting its Confidential Information, and you agree, during your employment by Best Buy and thereafter, to maintain the confidentiality of Best Buy’s Confidential Information and to use such Confidential Information for the exclusive benefit of Best Buy.

Terms and Conditions.  This Agreement does not guarantee your continued employment or alter the right of Best Buy or its affiliates to terminate your employment at any time.  This Award is granted pursuant to the Plan and is subject to its terms.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.  By your acceptance of this award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

BEST BUY CO., INC.

By:

ADDENDUM TO

LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

For the purposes hereof the terms used herein will have the following meanings:

“Affiliate” will mean a company controlled directly or indirectly by Best Buy, where “control” will mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

“Beneficial Owner” will have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” will mean:

(i)            You have breached your obligations of confidentiality to Best Buy or any of its Affiliates;

(ii)           You commit an act, or omit to take action, in bad faith which results in material detriment to Best Buy or any of its Affiliates;

(iii)          You have violated Best Buy’s Conflict of Interest policy (unless authorized by state or federal law);

(iv)          You have violated Best Buy’s Securities Trading policy (unless authorized by state or federal law);

(v)           You have committed fraud, misappropriation, embezzlement or other act of dishonesty, including theft or misuse of Best Buy property, equipment or store merchandise or violation or abuse of Best Buy’s discount policy, in connection with Best Buy or any of its Affiliates or its or their businesses;

(vi)          You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Best Buy or its Affiliates;

(vii)         Your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or

(viii)        You are in material default under any agreement between you and Best Buy or any of its Affiliates following any applicable notice and cure period.

A “Change of Control” will be deemed to have occurred if the conditions set forth in any one of the following paragraphs will have been satisfied:

(I)            any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy’s then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(II)           individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(III)         there is consummated a merger or consolidation of Best Buy or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy’s then outstanding securities; or

(IV)         the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy’s assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately prior to such sale; or

(V)           the Board determines in its sole discretion that a change in control of Best Buy has occurred.

(VI)         Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Committee” will mean the Compensation and Human Resources Committee of the Board of Directors of Best Buy or any other committee of the Board designated by the Board to administer the Plan.

“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to:  trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertain to you or other employees of Best Buy); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by Best Buy and all of which are used in the operations and business of Best Buy.  Confidential Information does not include information which is or becomes generally known within Best Buy’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

“Disabled” will mean an employee who is deemed disabled if he or she is unable to perform any of the material and substantial duties of his or her regular occupation due to a sickness or injury, and such inability to perform continues for at least six consecutive months.  If any such Affiliate does not have a long term disability plan in effect at such time, you will be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Best Buy’s long term disability plan had you then been an employee of Best Buy.

“Good Reason” will mean the occurrence of any of the following events following a Change in Control, except for the occurrence of such an event in connection with the termination of your employment by Best Buy or any successor company or affiliated entity then employing you for Cause, Disability or death:

(I)            the assignment of employment duties or responsibilities which are not substantially comparable in responsibility and status to the employment duties and responsibilities held by you immediately prior to the Change in Control;

(II)           a material reduction in your base salary as in effect immediately prior to the Change in Control; or

(III)         being required to work in a location more than 50 miles from your office location immediately prior to the Change in Control, except for requirements of temporary travel on Best Buy’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control.

“Person” will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.

“Qualified Retirement” will mean any termination of employment for retirement on or after age 60, so long as the employee has served Best Buy continuously for at least the three years immediately preceding the retirement.

VESTING CRITERIA SCHEDULE TO

LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Performance Share Vesting

Performance Share Vesting is determined based on the following illustration:

Vesting Based on Best Buy TSR vs. S&P 500 Member Companies	S&P 500 Member Companies’ Total Shareholder Return

TSR Formula

Total Shareholder Return (TSR) represents the annual return shareholders receive on their investment, including both paid dividends and capital gains (stock price appreciation).  The beginning price is calculated by taking the average of the closing prices over a 90 day period prior to March 2, 2008.  The ending price is calculated by taking the average of the closing prices over a 90 day period prior to February 26, 2011. TSR % is determined for both Best Buy and each of the S&P 500 member companies using the formula below.

Vesting Formula

Best Buy’s TSR % is then compared to the TSR % of the S&P 500 member companies.

For Performance below the 25th Percentile, no shares vest.

For Performance from 25th Percentile to 40th Percentile, vesting is determined based on the following formula:

(Best Buy TSR % - S&P 25th Percentile TSR %)                       x    50%

(S&P 40th Percentile TSR % - S&P 25th Percentile TSR %)

For Performance from 40th Percentile to 50th Percentile, vesting is determined based on the following formula:

(Best Buy TSR % - S&P 40th Percentile TSR %)                       x    50%   +   50%

(S&P 50th Percentile TSR % - S&P 40th Percentile TSR %)

For Performance from 50th Percentile to 75th Percentile, vesting is determined based on the following formula:

(Best Buy TSR % - S&P 50th Percentile TSR %)                      x    50%    +   100%

(S&P 75th Percentile TSR % - S&P 50th Percentile TSR %)

For Performance at or above the 75th Percentile, 150% of shares vest.

Restricted Share Vesting

Restricted Shares will be earned if Best Buy’s fiscal 2009 Economic Value Added (“EVA”) achieves a certain level compared with the fiscal 2009 EVA target as determined by the Committee.  EVA measures the amount by which Best Buy’s after-tax profits, after certain adjustments, exceed Best Buy’s cost of capital.  The following sets forth the percentage of Restricted Shares that may be earned based on varying levels of Best Buy’s fiscal 2009 EVA as a percentage of the fiscal 2009 EVA target:

Fiscal 2009 EVA as a Percentage of Fiscal 2009 EVA Target	% of Restricted Shares that will be Earned
111% and Above	125%
At least 91% but less than 111%	100%
At least 75% but less than 91%	75%
Below 75%	0%

Performance Unit Vesting

Performance Units will be earned if Best Buy’s fiscal 2009 Economic Value Added (“EVA”) achieves a certain level compared with the fiscal 2009 EVA target as determined by the Committee.  EVA measures the amount by which Best Buy’s after-tax profits, after certain adjustments, exceed Best Buy’s cost of capital.  The following sets forth the dollar value of Performance Units that may be earned based on varying levels of Best Buy’s fiscal 2009 EVA as a percentage of the fiscal 2009 EVA target:

Fiscal 2009 EVA as a Percentage of Fiscal 2009 EVA Target	$ Value of Performance Units that will be Earned
111% and Above	$1.25
At least 91% but less than 111%	$1.00
At least 75% but less than 91%	$0.75
Below 75%	$0.00